Exhibit 99.2

Rubicon Financial Incorporated Announces Acquisition of Its Second Financial Services Subsidiary

Thursday May 17, 9:30 am ET

IRVINE, Calif.--(BUSINESS WIRE)--Rubicon Financial Incorporated (OTCBB: RBCF - News) today announced that on May 11, 2007 it closed on the acquisition of Rubicon Real Estate and Mortgages, Inc. ("RRE&M"), RBCF's second financial service company acquisition.

RRE&M provides professional assistance in the fields of residential and commercial real estate sales and mortgage loans in California. Mr. Joel Newman is the President of RRE&M and offers 26 years of experience in the real estate field. Further, Mr. Newman has been recognized by RE/MAX as one of the top 1% of real estate brokers nationwide.

In addition to Mr. Newman's expertise, RRE&M has assembled personnel experienced in sales, construction, financing, and management of commercial and residential properties. Being located in Southern California, RRE&M intends to market itself to median and high-end professionals attracted to the area.

"We are extremely optimistic about the immense opportunities within the real estate and mortgage industries. This acquisition allows us to efficiently enter these markets and provided us with an additional $925,000 in cash resources," remarked RBCF CEO, Joe Mangiapane. "This acquisition further solidifies our business model of becoming a diversified, bundled, single-source, financial services boutique within the financial services industry."

RRE&M has designed its business plan to act as modular units that can focus on different aspects of the real estate and mortgages industry. Currently, RRE&M has two modular units specializing in real estate sales and mortgage origination. However, RRE&M anticipates it will also establish modular units of mortgage banking; mortgage and property acquisition; private lending; commercial property sales and loans; broker-owned escrow; and property management as conditions and opportunities warrant it. This type of business plan also allows RRE&M to add or eliminate units without compromising the integrity of the whole company.

"Rubicon Financial's business model is very forward thinking. I am very proud to be a part of the team and excited about the future prospects of the combined companies," stated Joel Newman, President of RRE&M.

About the Acquisition:

The acquisition was accomplished through a reverse triangular merger among RBCF, a wholly owned subsidiary of RBCF, and RRE&M. The agreement and plan of merger provided that the subsidiary merged with and into RRE&M, with RRE&M as the surviving corporation. RBCF issued 1,159,000 shares of its common stock in exchange for 100% of the outstanding securities of RRE&M. Upon the closing of the Merger, RRE&M became a wholly owned subsidiary of RBCF.

A copy of the RRE&M merger agreement was filed as an exhibit to a Form 8-K filed on May 15, 2007, which is currently available through the SEC's website (www.sec.gov). This Form 8-K will be amended within 71 days of the completion of the merger to attach RRE&M's audited financial statements for the period from Inception (April 18, 2007) through April 30, 2007.

About Rubicon Financial Incorporated:

Rubicon Financial Incorporated is a publicly-traded holding company that intends to acquire private companies in the financial services industry and leverage their strengths within a holding company structure. Rubicon has located its headquarters to the Orange County area of Southern California in order to capitalize on the perceived large and sophisticated customer base located there. The types of financial services Rubicon intends to offer are those of: insurance, both personal and commercial; mortgage and real estate services; retail brokerage services; securities market making; online trading; and investment banking for small to midsized companies. Each segment of these services will be an individual licensed entity under the parent holding company of Rubicon. Rubicon currently has several letters of intent to acquire private companies that it plans to execute in the near future.

Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the RRE&M acquisition; the size of RRE&M and its financial results; the ability of Rubicon to execute its business plan and become a diversified financial services company; the ability of Rubicon to successfully integrate RRE&M's business into its own; the successful acquisition of other financial services companies; any other effects resulting from the RRE&M acquisition; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Rubicon makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the Securities and Exchange Commission. Rubicon undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Rubicon Financial Incorporated

Terry Davis, 949-798-7220